Exhibit 99.1

Investor Contact: Megan McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

Spire Inc. announces chief financial officer retirement, successor

ST. LOUIS (November 18, 2024) - Spire Inc. (NYSE: SR) today announced that Steve Rasche will step down as executive vice president and chief financial officer, effective Jan. 1, 2025. He will continue to serve as a senior adviser until his retirement on April 1, 2025. Adam Woodard, Spire’s vice president and treasurer, will succeed him as executive vice president and chief financial officer effective Jan. 1, 2025.

After joining Spire in 2009 and becoming CFO in 2013, Rasche helped drive significant growth, leading Spire to become one of the largest publicly traded natural gas companies in the country.

“On behalf of the Board of Directors and all of Spire, I want to thank Steve for his many contributions to Spire. He has built an incredibly solid team and under his leadership, he has guided Spire through a remarkable growth trajectory,” said Steve Lindsey, Spire president and chief executive officer. “Having a seasoned leader like Adam in place to succeed Steve positions Spire well for continued success.”

As CFO, Woodard will have oversight of the company’s accounting and treasury, investor relations, financial planning and analysis, and supply chain functions. Woodard will also continue to oversee strategy and corporate development.

Woodard steps into the role after serving since 2018 as vice president and treasurer. In 2019, he took on added responsibility as chief financial officer of Spire’s utility businesses.

Prior to joining Spire, Woodard worked for 21 years at A.G. Edwards & Sons, which later became Wells Fargo Securities. As an investment banker, he worked with companies across the energy sector.

In addition, Tim Krick, vice president and controller, will become chief accounting officer for Spire. Krick brings extensive experience to the role, with almost 11 years as part of Spire’s finance team and another decade in accounting leadership roles at St. Louis-based Sigma-Aldrich.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

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